Exhibit 10.2

WASHINGTON PRIME GROUP

EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“Agreement”) made as of October 6, 2016 (the “Award Date”) among Washington Prime Group Inc., an Indiana corporation (the “Company”), its subsidiary, Washington Prime Group, L.P., an Indiana limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the individual listed as participant on the signature page hereto (together with his or her successors and assigns, the “Participant”).

Recitals

A.     The Participant is an employee of the Company or one of its Affiliates and provides services to the Partnership.

B.     The Partnership has adopted the Partnership’s 2014 Stock Incentive Plan (as further amended, restated or supplemented from time to time hereafter, the “Plan”) to provide, among others, employees of the Partnership or an Affiliate (including the Company) with equity-based incentives to maintain and enhance the performance and profitability of the Partnership and the Company.

C.     Reference is made to the Employment Agreement between the Participant and the Company dated as of October 6, 2016 (the “Employment Agreement”). For purposes of this Award, the term “Cause” shall be as defined in the Employment Agreement. Defined terms that are not otherwise defined in this Agreement, are as defined in the Plan or the Employment Agreement, as applicable. This Award is intended to comply with the terms of the Employment Agreement and the terms of the Plan.

D.     This Agreement evidences an award (the “Award”) of the number of Restricted Stock Units specified in Section 2 of this Agreement, as approved by the Committee.

NOW, THEREFORE, the Company, the Partnership and the Participant agree as follows:

1.     Administration; Incorporation of the Plan. This Award shall be administered by the Committee which has the powers and authority as set forth in the Plan. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications. The provisions of the Plan are hereby incorporated by reference as if set forth herein. Should there be any conflict between the terms of this Agreement on the one hand, and the Plan on the other hand, the terms of this Agreement shall prevail. Should there be a conflict between the terms of this Agreement on the one hand, and the Employment Agreement on the other hand, the terms of the Employment Agreement shall prevail.

2.     Award.

(a)     Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Participant is hereby granted Two Hundred Eight-Four Thousand Four Hundred and Eighty-Three (284,483) Restricted Stock Units as of the Award Date. Each Restricted Stock Unit represents a conditional right to receive one share of Common Stock.

(b)     Vesting. Subject to the Participant’s continued compliance with the provisions of Section 8 of the Employment Agreement, the Restricted Stock Units granted hereunder will vest and become nonforfeitable with respect to 100% of the Award on the earliest to occur of the following dates (i) the third anniversary of the Award Date, provided that the Participant remains in continuous employment with the Company or one of its Affiliates through such date, (ii) if the Participant’s employment with the Company and its Affiliates terminates before the third anniversary of the Award Date due to death, Disability, a termination by the Company for any reason other than for Cause, or a termination by the Participant for Good Reason, the first business day following the Release Deadline as provided in Section 4(a), Section 4(b), Section 4(c), or Section 5(b) of the Employment Agreement, as applicable; provided that the Participant has timely executed a Release and the period during which such Release may be revoked has expired prior to the Release Deadline, and (iii) in the event of a Change in Control (as defined in the Employment Agreement) that occurs prior to the third anniversary of the Award Date, the date provided in Section 5(a)(ii) of the Employment Agreement, subject to the conditions therein. The date on which the Restricted Stock Units become vested and non-forfeitable pursuant to this Section 2(a) is hereinafter referred to as the “Vesting Date.” For purposes of clarity, if the Participant terminates his employment without Good Reason prior to the Vesting Date or the Company terminates the Participant’s employment for Cause, the Restricted Stock Units shall be forfeited immediately upon the Date of Termination and the Participant shall have no further rights with respect to such Restricted Stock Units.

(c)     Settlement. Subject to Section 4 (pertaining to withholding of taxes), on the Vesting Date the Company shall deliver to the Participant one share of Common Stock in respect of each of the Restricted Stock Units that vested as of such Vesting Date free of any restrictions.

3.     Restrictions. Subject to any exceptions set forth in the Plan, no Restricted Stock Unit granted hereunder may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3 will be null and void and any Restricted Stock Unit which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and this Agreement will be binding upon any permitted successors and assigns. Except as provided in Section 5 of this Agreement, a Restricted Stock Unit shall not entitle the Participant to any incidents of ownership (including, without limitation, dividend and voting rights) in any Share until the Participant is issued the Share to which such Restricted Stock Unit relates pursuant to Section 2(c) hereof.

4.     Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, local or foreign income tax purposes with respect to any Restricted Stock Units, the Participant will pay to the Company or make arrangements satisfactory to the Company regarding the payment of any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to the Restricted Stock Units. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Section 4, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant, including deducting such amount from the delivery of Shares issued upon settlement of the Restricted Stock Units, that gives rise to the withholding requirement. Further, at his election, the Participant may choose to fulfill his tax obligations under this Section 4 by requiring that the Company deduct such amount from the delivery of Shares issued upon settlement of the Restricted Stock Units (i.e., net withhold); provided that in no event shall the Company be required to deduct an amount from such delivery of Shares in excess of the maximum amount that will not result in adverse consequences to the Company for financial accounting purposes.

5.     Dividend Equivalent Rights. So long as the Award is outstanding, the Participant shall be paid dividend equivalent payments equal to the regular cash dividends paid on the shares of Common Stock covered by this Award as if such Shares had been delivered pursuant to such Award, notwithstanding that such Shares are in respect of unvested Restricted Stock Units. Such amounts will be paid in cash at the same time as the applicable dividends are paid on shares of Common Stock. For the avoidance of doubt, the provisions of this Section 5 shall not apply to any extraordinary dividends or distributions. The Participant will have only the rights of a general unsecured creditor of the Company in respect of such dividend equivalent payments until paid as specified herein.

6.     Amendment. No amendment of this Agreement shall materially adversely impair the rights of the Participant without the Participant’s consent, except such an amendment made to comply with applicable law (including Applicable Exchange listing standards or accounting rules).

7.     Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiary, if applicable.

8.     Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.

9.    Severability; Entire Agreement. If any provision of the Plan, this Agreement or the Employment Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provision is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan, this Agreement and the Employment Agreement contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

10.     Governing Law; Choice of Forum; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the principles of conflict of laws.

11.     Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement.

12.     Section 409A. The amounts payable under this Agreement are intended to avoid the incurrence of tax penalties under Section 409A of the Code. This Agreement shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding anything herein to the contrary, in the event that the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided hereunder during the six-month period immediately following the Participant’s separation from service shall instead be paid, with interest in the case of cash payments (calculated at the applicable federal rate) determined as of the separation from service, or provided on the first business day after the date that is six months following the Participant’s separation from service; provided that, if the Participant dies following the Participant’s separation from service and prior to the payment of the any amounts delayed on account of Section 409A of the Code hereunder, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days after the date of the Participant’s death. Neither the Company nor its Affiliates shall have any liability to the Participant with respect to the Participant’s tax obligations that result under any tax law, and neither the Company nor the Partnership make any representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the 6th day of October, 2016.

WASHINGTON PRIME GROUP INC., an Indiana corporation

By:		/s/ Mark E. Yale
Name: Mark E. Yale
Title: EVP and CFO

WASHINGTON PRIME GROUP, L.P., an Indiana limited partnership

By:		Washington Prime Group Inc., an Indiana corporation, its general partner

	By:	/s/ Mark E. Yale
Name: Mark E. Yale
Title: EVP and CFO

PARTICIPANT

By:		/s/ Louis G. Conforti
Name:		LOUIS G. CONFORTI

[Signature Page to WPG Employee RSU Award Agreement]

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